Exhibit 99.1

SINA CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

SHANGHAI, China, Feb. 22 — SINA Corporation (NASAQ: SINA), a leading online media company and value-added information service provider for China and global Chinese companies, today announced that its Board of Directors has adopted a shareholder rights plan (the “Rights Plan”).

On February 18, 2005, Shanda Interactive Entertainment Limited and certain related persons and entities filed a Schedule 13D with the U.S. Securities and Exchange Commission indicating that they beneficially own 19.5% of SINA’s outstanding ordinary shares. For this and other reasons, the Company has put in place a Rights Plan to protect the best interests of all shareholders. Under the Rights Plan, each shareholder of record on the record date (expected to be March 7th, 2005) will receive a distribution of one Right for each ordinary share of the Company.

Initially, the Rights will be represented by the Company’s ordinary share certificates, will not be traded separately from the ordinary shares and will not be exercisable.

The Rights will become exercisable only if a person or group obtains ownership of 10% or more of the Company’s ordinary shares or enters into an acquisition transaction at which time each Right would enable the holder of such Right to buy additional ordinary shares of the Company. Shanda and its related persons, whose holdings currently exceed 10%, will be permitted to acquire no more than an additional 0.5% of the Company’s ordinary shares without triggering the exercisability of the rights.

Following the acquisition of 10% or more of the Company’s ordinary shares (or, in the case of the members of the Shanda group, the acquisition of an additional 0.5% or more of the Company’s ordinary shares), the holders of Rights (other than the acquiring person or group) will be entitled to purchase from the Company ordinary shares of the Company at half price. In the event of a subsequent acquisition of the Company, the holders will be entitled to buy ordinary shares of the acquiring entity at half price. The exercise price of each Right is US $150.

Generally, the Company may redeem the Rights for $0.001 per Right, subject to adjustment, or terminate the Rights Plan at any time before (or within 10 business days following) the acquisition by a person or group of 10% or more of the Company’s ordinary shares.

The Company will file a Form 8-K with the U.S. Securities and Exchange Commission that will contain additional information regarding the terms and conditions of the Rights Plan, which will be available on the SEC’s website ( http://www.sec.gov/ ). Following the record date, SINA also will mail to each shareholder a letter containing further details regarding the Rights Plan.

The Board of Directors has retained Morgan Stanley as its financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP and Maples and Calder as legal advisors, in assisting the Board in implementing the Rights Plan.

About SINA

SINA Corporation (NASDAQ: SINA) is a leading online media company and value-added information service (VAS) provider for China and for global Chinese communities. With a branded network of localized web sites targeting Greater China and overseas Chinese, SINA provides services through five major business lines including SINA.com (online news and content), SINA Mobile (mobile value-added services), SINA Online (community-based services and games), SINA.net (search and enterprise services) and SINA E-Commerce (online shopping and travel).

Together these provide an array of services including region-focused online portals, mobile value-added services, search and directory, interest-based and community-building channels, free and premium email, online games, virtual ISP, classified listings, fee-based services, e-commerce and enterprise e-solutions.

Safe Harbor Statement

This announcement contains forward-looking statements concerning SINA’s expected financial performance, as well as SINA’s strategic and operational plans. SINA may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange Commission on forms 10-K, 10-Q, 8-K, etc., in its annual report to shareholders, in its proxy statements, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical losses, its limited operating history, the uncertain regulatory landscape in the People’s Republic of China, the effect of the notice issued by SARFT in late January 2005 on the Company’s revenues from usage-based SMS products promoted via direct advertisement on radio and television, the Company’s ability to develop and market other usage-based SMS products, fluctuations in quarterly operating results, the Company’s reliance on mobile value-added service and online advertising sales for a majority of its revenues, the Company’s reliance on mobile operators in China to provide mobile value-added service, the changes in January 2005 by China Mobile to its billing process for undelivered MMS services and the effect of such changes on the Company’s MMS revenues, the migration by China Mobile of MMS onto MISC platform and the effect of such migration on the Company’s MMS revenues, any failure to successfully develop and introduce new products and any failure to successfully integrate acquired businesses. Further information regarding these and other risks is included in SINA’s Annual Report on Form 10-K for the period ended December 31, 2003 and its recent reports on Form 10-Q as well as in its other filings with the Securities and Exchange Commission.

Contact:

Ray Bashford	852 9318 3711
Brunswick Group (Hong Kong)	rbashford@brunswickgroup.com

Tim Payne	852 6104 6266
Brunswick Group (Hong Kong)	tpayne@brunswickgroup.com

Caroline Jinqing Cai	86 10 8580-5203
Brunswick (China)	cjq@alliance.com.cn

Michael Buckley	212-333-3810
Brunswick Group (New York)	mbuckley@brunswickgroup.com

Steve Lipin	212-333-3810
Brunswick Group (New York)	slipin@brunswickgroup.com